Exhibit 10.4
MAFCO WORLDWIDE CORPORATION
BENEFIT RESTORATION PLAN
(as amended and restated effective January 1, 2009)
The purpose of this document is to restate the Mafco Worldwide Corporation Benefit Restoration Plan (the “BRP”) effective January 1, 2009 as required under Section 409A of the Internal Revenue Code, as amended, (the “Code”). This restatement includes provisions relating both to benefits that are subject to Section 409A of the Code and benefits not subject to Section 409A of the Code.
1) Background; Purpose of Plan.
a)	The BRP. The Mafco Worldwide Corporation Benefit Restoration Plan was originally established effective as of January 1, 1994 to supplement benefits under the Mafco Worldwide Corporation Defined Benefit Pension Plan (the “Tax-Qualified Plan”): the BRP provided pension benefits on a portion of participant compensation disregarded under the Tax-Qualified Plan due to the limits on pensionable compensation imposed by Section 401(a)(17) of the Code, as amended by OBRA ‘93. The BRP was subsequently amended and restated, effective as of January 1, 1997, to increase the amount of compensation (disregarded under the Tax-Qualified Plan) with respect to which participants could earn pension benefits hereunder, and was amended and restated effective February 15, 2001 in accordance with the 2001 plan restructuring described in 1(d) below.

b)	The BRP Sponsors. This BRP was originally sponsored by a predecessor company also named MAFCO Worldwide Corporation (“Old MAFCO”). On November 25, 1996, Old MAFCO was merged with and into Pneumo Abex Corporation (“Pneumo”) with Pneumo being the surviving corporation. In conjunction with this merger, Pneumo assumed all of the rights, liabilities and obligations of Old MAFCO with respect to Old MAFCO’s employee benefit plans, including the Tax-Qualified Plan and this BRP, including the sponsorship thereof. On October 29, 2004, in connection with a corporate reorganization, Pneumo transferred to a newly created company, MAFCO Worldwide Corporation (the “Company”), all of the assets and liabilities associated with the licorice products business of Pneumo including all of the rights, liabilities and obligations of Pneumo with respect its employee benefit plans, including the Mafco Worldwide Corporation Replacement Defined Benefit Pension Plan and this BRP, including the sponsorship thereof.

c)	BRP Participants — A “Participant” is an employee of the Company (or an affiliate of the Company) designated by the Committee as a participant in the BRP.

d)	2001 Plan Restructuring. The Company restructured its retirement program in the year 2001: (i) effective as of the close of business on February 15, 2001, participants in the Tax-Qualified Plan ceased to earn any additional pension benefits under the Tax-Qualified Plan, in connection with the termination of the Tax-Qualified Plan (and with the pension benefits otherwise payable under the Tax-Qualified Plan being thereafter instead provided exclusively under Group Annuity Contract No. 15151 GAC, issued by the John Hancock Life Insurance Company (the “Hancock Contract”); and (ii) effective February 15, 2001, the Company established the Mafco Worldwide Corporation Replacement Defined Benefit Pension Plan (the “Tax-Qualified Replacement Plan”), to continue the program of pension benefits previously provided by the terminated Tax-Qualified Plan.
2) Defined Terms.
Except to the extent otherwise provided in this BRP, all capitalized terms shall have the meanings provided under the Tax-Qualified Plan and the Tax-Qualified Replacement Plan.
3) Amendment and Restatement; Scope.
a)	Effective January 1, 2009, this BRP is amended and restated, principally for the purposes of adding provisions required to comply with Section 409A of the Code.

b)	The terms of this BRP, as amended and restated effective January 1, 2009, shall be applied with respect to
i)	each participant in the Tax-Qualified Replacement Plan and

ii)	each individual who is not a participant in the Tax-Qualified Replacement Plan but who was a participant in the terminated Tax-Qualified Plan.
c)	Effective January 1, 2009, the BRP includes two components:
i)	The benefits under the BRP that were accrued and vested on December 31, 2004 (the “Grandfathered Benefits”) comprise the first component. The terms of the BRP as in effect on December 31, 2004 shall govern the Grandfathered Benefits. Sections 8, 9 and 10 (Time of Payment for Non-Grandfathered Benefits, Method of Payment for Non-Grandfathered Benefits and Payments of Non-Grandfathered Benefits on Death, respectively) as reflected in this Section 409A Restatement shall not apply to the Grandfathered Benefits.

ii)	The benefits under the BRP that were accrued or vested on or after January 1, 2005 (the “Non-Grandfathered Benefits”) comprise the second component.
4) Benefit Restoration.
a)	Tax-Qualified Replacement Plan Participants. If a benefit becomes payable to (or in respect of) a participant in the Tax-Qualified Replacement Plan, the Company will pay the participant (or his or her beneficiary) a benefit equal to the excess of:

i)	the benefit such person would have received under the Tax-Qualified Replacement Plan if (A) the Code Section 40l(a)(l7) maximum compensation limitation under the Tax-Qualified Replacement Plan was instead $500,000 and (B) the limitations of Code Section 415 did not apply thereunder, over

ii)	the benefit payable to (or in respect of) such person under the Tax-Qualified Replacement Plan (which benefits are offset by the amount payable under the Hancock Contract).
b)	Rule for Certain Participants Entitled to Benefits Under the Hancock Contract. With respect to an individual who is not a participant in the Tax-Qualified Replacement Plan but who was a participant in the terminated Tax-Qualified Plan, the benefit payable to or in respect of such person shall be determined under the applicable provisions of the BRP as in effect prior to February 15, 2001, taking into account amounts payable under the Hancock Contract as payments from the Tax-Qualified Plan itself.
5) Employer’s Obligation.
While this BRP describes the benefit obligation hereunder as that of the Company, the benefits provided by this BRP shall be the obligation solely of the participant’s particular employer. If a participant has been employed by more than one employer, the obligation to pay the benefits provided by this BRP shall be appropriately allocated among all such employers in a manner determined by the Company in its sole discretion. The Company shall cause each affiliated employer which is a participating employer under the Tax-Qualified Replacement Plan to adopt this BRP, which shall constitute that affiliate’s agreement to provide the benefits required of it hereunder.
6) Source of Payment.
With respect to any Participant, the source of any payment required under this BRP shall be the general assets of the Participant’s employer. No portion of any such payment shall be made from either the Hancock Contract or the Tax-Qualified Replacement Plan.
7) Time and Method of Payment for Grandfathered Benefits.
a)	Rule for Tax-Qualified Replacement Plan Participants. All payments of Grandfathered Benefits under this BRP shall, except as provided in the following subsections (b) and (c), be made at the same time and in the same form and manner as the corresponding payments would have been made under the Tax-Qualified Replacement Plan.

b)	Special Rule for Certain Participants in the Tax-Qualified Plan. Notwithstanding the foregoing subsection (a), in the case of any individual to (or in respect of)

whom Grandfathered Benefits are otherwise payable pursuant to the foregoing Section 4(a),
i)	if such individual has a “12/31/95 benefit” under the Hancock Contract, and

ii)	if such individual (or his or her beneficiary) receives such benefit under the Hancock Contract in the form of a single lump sum payment, that portion of the benefit otherwise payable to (or in respect of) such individual pursuant to such Section 4(a) equal to the amount of the benefit determined under the applicable provisions of the BRP as in effect on December 31, 1995, and further determined as if such individual had terminated employment with the Company and all affiliated employers on December 31, 1995, shall instead be paid under this BRP in a single lump sum only, with such payment being made at the same time (but no earlier than termination of employment with the Company and all affiliated employers) as such foregoing lump sum payment is made under the Hancock Contract. The remaining portion of the benefit otherwise payable pursuant to such Section 4(a) shall be paid in accordance with the provisions of the foregoing Section 7(a).
c)	Rule for Certain Participants Entitled to Benefits Under the Hancock Contract Solely with respect to Participants who are entitled to a benefit under the Hancock Contract but not a benefit under the Tax-Qualified Replacement Plan, all payments of Grandfathered Benefits under this BRP shall be made at the same time and in the same form and manner as the corresponding payments would have been made under the Hancock Contract.
8) Time of Payment for Non-Grandfathered Benefits.
a)	An annuity in respect of a Participant’s Non-Grandfathered Benefit shall automatically be paid to any Participant who has a Termination of Employment, other than on account of death, and who does not die prior to his Benefit Commencement Date, commencing as of the Participant’s Benefit Commencement Date.

b)	“Benefit Commencement Date” means:
i)	With respect to any Participant who has at least ten Years of Service at the time of his Termination of Employment (for any reason other than death) the first day of the month following the Participant’s Termination of Employment (or, if later, the first day of the month coincident with or next following such person’s attainment of age 55), and

ii)	With respect to any Participant who has less than ten Years of Service at the time of his Termination of Employment (for any reason other than death) the first day of the month following such person’s Termination of Employment (or, if later, on such person’s Normal Retirement Date).

c)	Notwithstanding the foregoing provisions of this Section 8, payments of a Participant’s Non-Grandfathered Benefit shall not be made until the Participant has incurred a “Separation from Service” within the meaning of Treasury Regulations Section 1.409A-1(h). For example, if a Participant is directly employed by an Associated Company and not the Company, and the Participant’s employer ceased to be an Associated Company by means of a spin-off, the Participant’s non-Grandfathered Benefit would not commence until he incurred a “Separation from Service” with respect to his direct employer.

d)	Notwithstanding anything in this Plan to the contrary, the following special rule shall apply, if and to the extent required by Section 409A, in the event that
i)	a Participant is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i),

ii)	amounts are payable on account of “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h) and

iii)	the Participant is employed by a public company or a controlled group affiliate thereof:
No payments hereunder that are “deferred compensation” subject to Section 409A shall be made to the Participant prior to the date that is six (6) months after the date of the Participant’s separation from service or, if earlier, the Participant’s date of death; following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date.
9) Method of Payment for Non-Grandfathered Benefits.
a)	Prior to a Participant’s Benefit Commencement Date, a married Participant shall elect payment of his vested benefits in one of the following actuarially equivalent forms of benefit:
i)	A life annuity providing monthly payments for the life of the Participant commencing on the Participant’s Benefit Commencement Date and terminating with the payment preceding such Participant’s death,

ii)	A life annuity which is the Actuarial Equivalent (as defined in the Tax-Qualified Replacement Plan) of the life annuity described in Section 9(i)(A), providing reduced monthly benefits for the life of the Participant commencing on the Participant’s Benefit Commencement Date, provided that if the Participant dies before one hundred and twenty payments have been made, continued payments to the Participant’s designated Beneficiary shall be made until one hundred and twenty monthly payments have been made with respect to such Participant’s vested benefits hereunder,

iii)	A 50% Joint and Survivor Annuity,
iv)	A 75% Joint and Survivor Annuity, or

v)	A 100% Joint and Survivor Annuity.
b)	Prior to an unmarried Participant’s Benefit Commencement Date, the Participant shall elect payment of his benefits in one of the following Actuarially Equivalent forms of benefit:
i)	A life annuity providing monthly payments for the life of the Participant commencing on the Participant’s Benefit Commencement Date and terminating with the payment preceding such Participant’s death, or

ii)	A life annuity which is the Actuarial Equivalent (as defined in the Tax-Qualified Replacement Plan) of the life annuity described in Section 9(ii)(A), providing reduced monthly benefits for the life of the Participant commencing on the Participant’s Benefit Commencement Date, provided that if the Participant dies before one hundred and twenty payments have been made, continued payments to the Participant’s designated Beneficiary shall be made until one hundred and twenty monthly payments have been made with respect to such Participant’s vested benefits hereunder.
Elections under this Section 9 shall be made in accordance with uniform procedures established by the Committee.
10) Payment of Non-Grandfathered Benefits on Death.
With respect to a Participant who has a Termination of Employment on account of death (or has a Termination of Employment for any other reason, but dies before his Benefit Commencement Date), an annuity shall automatically be paid to the Participant’s Beneficiary for such Beneficiary’s life only in an amount equal to the survivor annuity benefit which would otherwise have then been paid to the Beneficiary, determined under the rules of Section 6.2 of the Tax-Qualified Replacement Plan, as if:
a)	such Participant had in all events been a participant in the Tax- Qualified Replacement Plan,

b)	such Participant’s Beneficiary was such Participant’s “Beneficiary” for purposes of the Tax-Qualified Replacement Plan, and

c)	such benefit under Section 6.2 of the Tax-Qualified Replacement Plan had commenced as of the earliest date permitted under such Section 6.2.
Such annuity shall commence as of the first date of the calendar month next following the later of (i) the death of the Participant, (ii) when the Participant would have attained age 55 if the Participant had been credited with at least 10 Years of Service or (iii) when the Participant would have attained age 65 if the Participant had not been credited with at least 10 Years of Service.
11) Administration.
The Committee that administers the Tax-Qualified Replacement Plan shall administer this BRP. Without limiting the generality of the foregoing, (i) the Committee shall have the plenary authority to interpret this BRP, to resolve any ambiguities, to supply omissions and to rectify defects, all as the Committee shall determine in its sole discretion and (ii) all such interpretations and all other decisions, determinations and actions taken pursuant to such plenary authority shall be final, conclusive and binding on all Participants, spouses and all other persons claiming any benefits under (or pursuant to this BRP), to the maximum extent permitted by law.
12) Third-Party Beneficiaries.
Prior to a Participant’s death, it is intended that no person (including the Participant’s spouse and/or beneficiary), other than the Participant, shall have any right to receive benefits under this BRP. Without limiting the generality of the foregoing, a Participant and his employer may agree to make alternative arrangements with respect to the method and manner of payment of the benefits in respect of the Participant otherwise payable under this BRP to any person, other than the Participant, without notice to or consent of any other person.
13) Unfunded Executive Plan.
It is intended that this BRP be exempt from the substantive provisions of the Employee Retirement Income Security Act of 1974, as amended, because this BRP is an unfunded plan established primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees.
14) Amendment or Termination.
The Board of Directors of the Company may at any time amend or terminate this BRP, in whole or in part, but no such amendment or termination shall deprive any Participant (or his or her beneficiary) of any right to benefits that have accrued under this BRP prior to the date of such amendment or termination.
15) Section 409A.
All provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If the Committee determines that any amounts payable hereunder may be taxable to a Participant under Section 409A, the Committee may (i) adopt such amendments to the Plan and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and/or (ii) take such other actions as the Committee determines necessary or appropriate to avoid or limit the imposition of an additional tax under Section 409A; provided, that The Company shall have no liability to a Participant with respect to the tax imposed by Section 409A. Each payment made under the Plan shall be designated as a “separate payment” within the meaning of Section 409A, if and to the extent Section 409A is applicable.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed on December 31, 2008 by its duly authorized corporate officer.

MAFCO	WORLDWIDE CORPORATION

By:	/s/ Jeffrey S. Robinson Jeffrey S. Robinson Senior Vice President